Exhibit F-1(c)

           [Letterhead of Entergy Services, Inc.]


                                        March 4, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     I am familiar with (A) the Application-Declaration on Form U-1 (File No. 70-8511), as amended, filed with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, by System Energy Resources, Inc. (the "Company") and the other companies named therein contemplating, among other things, the entering into arrangements for the issuance and sale of one or more series of tax-exempt bonds (the "Tax-Exempt Bonds"),
(B) the Securities and Exchange Commission's Order, dated May 9, 1995, granting and permitting to become effective the Application-Declaration, as amended, with respect to the foregoing matter, and (C) the subsequent consummation, on February 22, 1996, of the entry by the Company into an Amended and Restated Installment Sale Agreement with Claiborne County, Mississippi (the "County"), and the related refinancing of outstanding pollution control revenue bonds through the issuance by the County of a new series of its Tax-Exempt Bonds (the "Transaction"). In connection therewith, I advise as follows:

        (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

        (2) The Transaction have been consummated in accordance with the Application-Declaration, as amended, and the Order of the Securities and Exchange Commission with respect thereto.

        (3) All state laws that relate or are applicable to the participation by the Company in the Transaction
     (other than so-called "blue-sky" or similar laws, upon which I do not pass herein) have been complies with.

        (4) The consummation of the Transaction by the Company has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     I hereby consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                                   Very truly yours,

                                   ENTERGY SERVICES, INC.

                                   /s/ Ann G. Roy

                                   Ann G. Roy
                                   Associate Counsel
                                   Corporate and Securities